Exhibit 4.17.1

AMENDMENT NUMBER ONE TO

CONTINGENT VALUE RIGHTS AGREEMENT

This Amendment Number One (the “Amendment”) to that certain Contingent Value Rights Agreement, dated as of March 14, 2019, (the “Agreement”), is executed by OncoMed Pharmaceuticals, Inc. a Delaware corporation (the “Company”) as of April 15, 2019 (the “Effective Date”). Capitalized terms used herein, but not defined, shall have the meanings ascribed to them in the Agreement.

PREAMBLE

WHEREAS, the Agreement was entered into by and between the Company and the Rights Agent on March 14, 2019;

WHEREAS, pursuant to Sections 5.1(a)(iv) and 5.1(a)(ix) thereof, the Agreement may be amended without the consent of the Holders or the Rights Agent to cure any ambiguity under the Agreement and to provide any additional rights or benefits to the Holders, respectively;

WHEREAS, the Company now wishes to enter into this Amendment in accordance with Section 5.1(a) of the Agreement.

AMENDMENT

Section 4.4 of the Agreement is hereby amended and restated in its entirety to read as set forth below:

Section 4.4 Backstop Financing Statement:

It is the intent of the Company for the assignment of an amount in cash equal to the TIGIT Payment Amounts, when, as and if such TIGIT Payment Amounts are actually received by the Company pursuant to Section 2.1(c) to be complete and irrevocable. The Company hereby grants to the Rights Agent, for the benefit of the Holders, a first-priority security interest in and to its right in respect of any TIGIT Payment Amounts to secure the Holders’ rights to receive the TIGIT Payment Amounts hereunder. Notwithstanding the foregoing, the form of financing statement on Form UCC-1 attached as Exhibit A hereto shall be filed within 30 days from the Record Date for the purpose of perfecting a first-priority security interest in and to its right in respect of any TIGIT Payment Amounts to secure the Holders’ rights to receive the TIGIT Payment Amounts hereunder.

MISCELLANEOUS

No further changes to the Agreement are made pursuant to this Amendment. The terms of Article 7 of the Agreement are hereby incorporated into this Amendment.

ONCOMED PHARMACEUTICALS, INC.

By:	/s/ Alicia J. Hager
Name:	Alicia J. Hager, J.D., Ph.D.
Title:	Senior Vice President and General Counsel

COMPUTERSHARE INC.

By:	/s/ Collin Ekeogu
Name:	Collin Ekeogu
Title:	Manager, Corporate Actions

OFFICER’S CERTIFICATION

In accordance with Section 5.3 of the Contingent Value Rights Agreement, dated as of March 14, 2019, by and between OncoMed Pharmaceuticals, Inc. (the “Company”) and Computershare, Inc., (the “Rights Agent”), the undersigned officer of the Company hereby certifies to the Rights Agent that the foregoing Amendment No. 1 to the Rights Agreement is in compliance with the terms of Article 5 of the Rights Agreement and hereby directs the Rights Agent to execute the Amendment in accordance with Section 5.3 of the Rights Agreement.

ONCOMED PHARMACEUTICALS, INC.

By:	/s/ Alicia J. Hager
Name:	Alicia J. Hager, J.D., Ph.D.
Title:	Senior Vice President and General Counsel